Exhibit 99.1

Contact:	Joanne Ferrara, Investor Relations
631-773-5813
joanne.ferrara@falconstor.com

FalconStor Software Provides Preliminary
First Quarter Financial Results

MELVILLE, N.Y., April 19, 2010—FalconStor Software, Inc. (NASDAQ: FALC), the provider of TOTALLY Open™ data protection solutions, today announced preliminary results for the first quarter ended March 31, 2010.  Based on preliminary financial data, the Company expects first quarter revenue to be in the range of $16.8 to $17.1 million, non-GAAP operating loss to be between $5.8 and $6.0 million, and non-GAAP net loss per share to be between $0.08 and $0.09 per share.  Non-GAAP results exclude the effects of stock-based compensation expense net of the related income taxes. The revenue shortfall was a result of lower than expected software license revenue.  In particular, international software license revenue was down on a year over year basis.

“Although our results were lower than we anticipated, we are still experiencing a strong pipeline and interest for our innovative solutions which offer a compelling price/performance ratio,” said ReiJane Huai, Chairman and Chief Executive Officer of FalconStor.  “In response to the revenue shortfall in the first quarter, we have delayed any additional hiring until we return to year over year revenue growth and we are evaluating other cost saving initiatives.  We will not be giving any guidance for the year until our channel business reaches a steady predictable state.”

The Company will release final results for the first quarter on April 29, 2010 and will host a conference call to discuss its final financial results on Thursday, April 29, 2010 at 4:30 p.m. EDT. To participate in the conference call, please dial:

Toll Free: 1-866-225-8754
International: 1-480-629-9692

To view the presentation, please copy and paste the following link into your browser and register for this meeting.  Once you have registered for the meeting, you will receive an email message confirming your registration.

https://falconstor.webex.com/falconstor/j.php?ED=135513717&RG=1&UID

Meeting: FalconStor Q1 2010 Earnings
Meeting password: q1numbers
Meeting Number: 486 707 448

If you are unable to register via the Internet, please contact Joanne Ferrara, Investor Relations at 631-773-5813 or joanne.ferrara@falconstor.com.

A conference call replay is scheduled to be available beginning April 29 at 6:30 p.m. EDT through 11:59 p.m. EDT on May 4. To listen to the replay of the call, dial toll free: 1.800.406.7325 or International: +1.303.590.3030, passcode: 4285982, or visit our website at www.falconstor.com/investors.asp.

Non-GAAP Financial Measures
The non-GAAP financial measures used in this press release are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies.  The Company’s management refers to these non-GAAP financial measures in making operating decisions because they provide meaningful supplemental information regarding the Company’s operating performance.  In addition, these non-GAAP financial measures facilitate management’s internal comparisons to the Company’s historical operating results and comparisons to competitors’ operating results.  We include these non-GAAP financial measures (which should be viewed as a supplement to, and not a substitute for, their comparable GAAP measures) in this press release because we believe they are useful to investors in allowing for greater transparency into the supplemental information used by management in its financial and operational decision-making.

About FalconStor
FalconStor Software, Inc. (NASDAQ: FALC) is the market leader in disk-based data protection.  FalconStor delivers proven, comprehensive data protection solutions that facilitate the continuous availability of business-critical data with speed, integrity, and simplicity.  The Company’s TOTALLY Open™ technology solutions, built upon the award-winning IPStor® platform, include the industry leading Virtual Tape Library (VTL) with deduplication, Continuous Data Protector (CDP), File-interface Deduplication System (FDS), and Network Storage Server (NSS), each enabled with WAN-optimized replication for disaster recovery and remote office protection, and the HyperFS™ file system. FalconStor products are available from major OEMs and solution providers including 3Com, Acer, Data Direct Networks, Dynamic Solutions International, EMC, IBM, Oracle, Pillar Data Systems, SGI, SeaChange and Spectra Logic and are deployed by thousands of customers worldwide, from small businesses to Fortune 1000 enterprises.

FalconStor is headquartered in Melville, N.Y., with offices throughout Europe and the Asia Pacific region.  For more information, visit www.falconstor.com or call 1-866-NOW-FALC (1-866-669-3252).

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This press release includes forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include: delays in product development; market acceptance of FalconStor’s products and services; technological change in the storage and networking industries; competition in the network storage software market; the potential failure of FalconStor’s OEM partners to introduce or to market products incorporating FalconStor’s products; intellectual property issues; and other risk factors discussed in FalconStor’s reports on Forms 10-K, 10-Q and other reports filed with the Securities and Exchange Commission.

FalconStor, FalconStor Software, and IPStor are registered trademarks, and HyperFS and TOTALLY Open are  trademarks of FalconStor Software, Inc. in the US and other countries.  All other company and product names contained herein may be trademarks of their respective holders.